Exhibit 99.3
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars In Thousands)

						Thirty-nine weeks ended
						October 31,	October 30,
	2000 (1)	2001 (1)	2002	2003 (1)	2004	2004	2005
Income (loss) before income taxes	$(16,406)	$(54,562)	$2,072	$(17,409)	$61,642	$66,175	$51,903
Fixed charges
Interest expense	63,417	62,812	63,544	52,418	33,460	24,797	24,455
Interest portion of rentals	38,341	37,971	36,559	36,092	36,401	27,510	28,260

Total fixed charges	101,758	100,783	100,103	88,510	69,861	52,307	52,715

Earnings before income taxes and fixed charges	$85,352	$46,221	102,175	71,101	131,503	118,482	104,618

Ratio of earnings to fixed charges	0.84	0.46	1.02	0.80	1.88	2.27	1.98

Rent expense	116,184	115,065	110,784	109,371	110,305	83,364	85,636
One-third	38,341	37,971	36,559	36,092	36,401	27,510	28,260

(1)	The ratio of earnings to fixed charges for fiscal years 2000, 2001 and 2003 was less than one-to-one coverage. In order to achieve one-to-one coverage, an additional $16.4 million, $54.6 million, and $17.4 million, respectively of pre-tax income would have been required.